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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Boise Cascade Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Boise Cascade Corporation

Annual Meeting of Shareholders

Boise, Idaho — April 17, 2003

Notice and Proxy Statement

BOISE CASCADE CORPORATION

NOTICE OF ANNUAL MEETING
Thursday, April 17, 2003
12 noon, Mountain Daylight Time

Powerhouse Event Center
621 South 17th Street
Boise, Idaho

March 12, 2003

Dear Shareholder:

        You are cordially invited to attend our 2003 annual meeting of shareholders to:

  •
  elect five directors to serve three-year terms;

  •
  approve the 2003 Boise Incentive and Performance Plan;

  •
  approve the 2003 Director Stock Compensation Plan;

  •
  approve the appointment of our independent auditors for 2003;

  •
  consider and act upon a shareholder proposal; and

  •
  conduct other business properly brought before the meeting.

        Shareholders who owned stock at the close of business on February 24, 2003, can vote at the meeting.

        Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote at that time, you may do so.

        Thank you for your ongoing support of and continued interest in Boise.

Sincerely yours,

George J. Harad Chairman and Chief Executive Officer

i

ii

 Boise Cascade Corporation

        Boise Cascade Corporation ("Boise"), through our three major businesses, Boise Office Solutions, Boise Building Solutions, and Boise Paper Solutions, helps our customers manage productive offices and construct well-built homes—two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations. The address of our corporate headquarters is 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728, and our telephone number is 208/384-6161. You can visit us on the Internet at www.bc.com.

 Annual Meeting Information

Proxy Statement

        This proxy statement summarizes information we must provide to you under the rules of the Securities and Exchange Commission (SEC). It is designed to assist you in voting your shares. We began mailing these proxy materials on or about March 12, 2003.

Voting

        If your shares are registered directly in your name, you are considered a shareholder of record and will receive your proxy materials from us. If your shares are held through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and will receive your proxy materials from your broker or other institution.

        Shareholders of record can vote by:

  •
  returning a completed proxy card by mail to our independent tabulator, Corporate Election Services, Inc.;
  •
  delivering a completed proxy card to the inspector of election prior to the annual meeting; or
  •
  completing a ballot and returning it to the inspector of election during the annual meeting.

        If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution.

        If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the:

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  election of the five nominees to serve three-year terms on our board of directors;
  •
  approval of the 2003 Boise Incentive and Performance Plan;
  •
  approval of the 2003 Director Stock Compensation Plan; and
  •
  appointment of KPMG LLP ("KPMG") as our independent auditors for 2003;

        and against the shareholder proposal to:

  •
  make all future stock option grants to senior executives have an industry indexed exercise price such that the options have value only if they exceed the industry peer group's performance.

        If you are a shareholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting. To do so:

  •
  deliver a new proxy to the independent tabulator, Corporate Election Services, Inc.;
  •
  give us written notice of your change or revocation; or
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  attend the annual meeting and vote in person.

        If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution.

        Each share of Boise stock is entitled to one vote. As of February 24, 2003 (the record date for determining shareholders entitled to vote at the meeting), we had the following outstanding voting stock:

Type/Series of Stock	Number of Shares Outstanding

Common stock	58,291,049
Convertible preferred stock, Series D (ESOP)	4,247,012

Employees Who Are Shareholders

        Employees participating in the Employee Stock Ownership Plan (ESOP) fund of our Savings and Supplemental Retirement Plan (SSRP) or in the company's common stock fund in one of our savings plans will receive one proxy for all their shares in these plans. ESOP participants may instruct the plan's trustee how to vote the shares allocated to their accounts, as well as a proportionate amount of unallocated and unvoted shares. Participants in the company's common stock fund may instruct the plans' trustee how to vote the shares allocated to their accounts. If you do not provide instructions, the plans provide that the trustee will vote your shares in the same proportion as shares for which other participants have provided voting instructions.

Confidential Voting Policy

        We have a confidential voting policy. Shareholders' votes on our proxy card will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate, and retain all proxy cards and will forward any comments written on the proxy cards to management.

Votes Necessary for Action to be Taken

        A quorum is necessary to hold a valid meeting. A quorum will exist if a majority of the shareholders entitled to cast votes at the meeting are present in person or by proxy.

        The five nominees who receive the greatest number of votes at the annual meeting will be elected as directors. Approval of the 2003 Boise Incentive and Performance Plan and 2003 Director Stock Compensation Plan require an affirmative vote of the majority of the votes cast on these matters.

        The shareholder proposal to make all future stock option grants to senior executives have an industry indexed exercise price will be approved if the votes for the proposal exceed the votes against the proposal. If the proposal is approved, our board of directors will make a determination whether to require that our senior executives' stock option grants have an industry indexed exercise price.

        Abstentions do not count as votes cast either for or against the directors or any of the proposals. Broker nonvotes do not count as votes cast either for or against any of the proposals.

Proxy Solicitation

        We pay the expenses of soliciting proxies. We retained D. F. King and Company Inc. to assist us in the distribution and solicitation of proxies. We will pay D. F. King a fee of $14,500, plus expenses, for these services. Proxies may also be solicited on our behalf by directors, officers, and other employees in person or by telephone or electronic transmission. We will not, however, specially compensate these persons for doing so.

 Items You May Vote On

1.  Election of Directors

        We have five nominees for election this year. Detailed information on each nominee is provided beginning on page 13. If a nominee is unavailable for election, either we will vote the proxies for another nominee recommended by the Governance Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Your board unanimously recommends a vote "FOR"
each of these nominees.

2.  Approval of 2003 Boise Incentive and Performance Plan

        In February 2003, our board adopted the 2003 Boise Incentive and Performance Plan (the "2003 Plan") and is unanimously recommending that shareholders approve the 2003 Plan. The board believes the 2003 Plan is integral to Boise's compensation strategies and programs. If approved by shareholders, it will give us more flexibility in providing competitive incentive compensation that closely aligns the interests of our employees and nonemployee directors with those of our shareholders. If approved, the 2003 Plan will be effective as of January 1, 2003.

        Currently, we have several incentive compensation plans:

  •
  Key Executive Performance Plan for Executive Officers—an annual incentive plan for Boise's executive officers based on financial measures identified by the board's Executive Compensation Committee, including economic value added.
  •
  Key Executive Performance Plan for Key Executives/Key Managers—an annual incentive plan substantially similar to the executive officers' annual incentive plan but for nonofficer employees.
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  1984 Key Executive Stock Option Plan—a long-term incentive plan that is limited to grants of stock options and stock appreciation rights ("1984 KESOP").
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  Key Executive Performance Unit Plan—a medium-term incentive plan, approved by shareholders in 2001, that rewards senior executives based on the comparison of our three-year financial performance to that achieved by our key business competitors ("KEPUP").
  •
  Director Stock Option Plan—a long-term incentive plan that is limited to grants of stock options only to our nonemployee directors ("DSOP").

The 2003 Plan is intended to replace all these existing plans. If the 2003 Plan is approved by shareholders, no further grants or awards will be made under the Key Executive Performance Plans, 1984 KESOP, KEPUP, or DSOP after 2003.

        The 2003 Plan is intended to:

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  Attract, motivate, reward, and retain the broad-based talent critical to achieving our business goals;

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  Link a portion of each participant's compensation to the performance of both Boise and the individual participants; and
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  Encourage ownership of our common stock by participants.

        The 2003 Plan will permit grants of annual incentive awards, stock, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights (SARs), and stock options (including performance based or indexed stock options).

        We have included in the 2003 Plan several provisions that are favored by shareholders and that were contained in the plans being replaced. These provisions include a commitment that we will not amend outstanding stock options to lower the exercise price of the stock option or grant new stock options in substitution for previously outstanding stock options. We have also provided that we will not grant stock options with a grant price that is below the fair market value of our stock on the date the stock option is granted.

        The board of directors believes the 2003 Plan provides flexibility to shape incentive awards that align shareholders' interests with those of our employees. The board strongly recommends the approval of the 2003 Plan. A more detailed description of the 2003 Plan follows.

Material Features of the Plan

        There are generally eight types of awards that may be granted under the 2003 Plan:

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  stock options (including both incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code and nonqualified stock options, which are options that do not qualify as ISOs);
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  stock appreciation rights;
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  restricted stock;
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  restricted stock units;
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  performance units;
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  performance shares;
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  annual incentive awards; and
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  stock bonus awards.

        A total of 2,200,000 shares of common stock is reserved for issuance under the 2003 Plan. These shares are subject to adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, subdivision, reorganization, merger, consolidation, combination, share repurchase, or share exchange, or other similar corporate transaction or event. Also, the following shares of stock will again be available for issuance under the 2003 Plan: (i) shares subject to an award that is cancelled, expired, forfeited, or otherwise settled without the issuance of stock (including shares subject to awards under the 1984 KESOP outstanding on December 31, 2002); (ii) shares of restricted stock that are forfeited; (iii) shares tendered to satisfy the exercise price of an option; and (iv) shares tendered or withheld to satisfy tax withholding requirements.

        Approximately 700 of our executive officers, key employees, and nonemployee directors are eligible to receive awards under the 2003 Plan at the discretion of the Executive Compensation Committee. The 2003 Plan restricts the number of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares that can be granted during any fiscal year. In addition, the 2003 Plan also limits the amount that may be paid to a participant for performance units granted in a single fiscal year.

        This plan is intended to provide performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deduction by an employer for compensation of covered officers. The Section 162(m) limitations do not apply to compensation based on the attainment of performance goals, if specific requirements are met, one of which is obtaining shareholder approval of the compensation plan. If our shareholders approve the 2003 Plan and other Section 162(m) conditions relating to performance-based compensation are satisfied, compensation paid to our officers under this plan will be deductible.

        Awards will become exercisable or otherwise vest at the times and upon the conditions that the Executive Compensation Committee may determine, as reflected in the applicable award agreement. The committee can accelerate the vesting and/or exercisability of any outstanding award as it, in its sole discretion, deems appropriate. The committee may also make any or all awards performance-based, which means the award will be paid out based on the attainment of specified performance goals, in addition to any other conditions the committee may establish. Awards under the 2003 Plan are discretionary. To date, no awards have been granted under this plan.

        Stock Options.    Stock options entitle the holder to purchase shares of our common stock during a specified period at a purchase price set by the Executive Compensation Committee (not less than 100% of the fair market value of the common stock on the grant date). Each option granted under the 2003 Plan will be exercisable for a period of 10 years from the date of grant (or for a lesser period if the committee so determines). Participants exercising an option may pay the exercise price by any lawful method permitted by the committee. Incentive stock options may not be granted under the 2003 Plan on or after January 1, 2013. No participant may receive more than 1,500,000 incentive stock options in any fiscal year.

        Stock Appreciation Rights.    A stock appreciation right, or SAR, is the right, denominated in shares, to receive upon exercise, without payment to the company, an amount equal to the excess of the fair market value of the common stock on the exercise date over the fair market value of the stock on the grant date. Payment may be made in cash, stock, or a combination of cash and stock. The Executive Compensation Committee may grant SARs to participants as either freestanding awards or as awards related to stock options. For SARs related to an option, the terms and conditions of the grant will be substantially the same as the terms and conditions applicable to the related option, and exercise of either the SAR or the option will cause the cancellation of the other, unless otherwise determined by the committee. The committee will determine the terms and conditions applicable to awards of freestanding SARs. No participant may receive more than 1,500,000 stock appreciation rights in any fiscal year.

        Restricted Stock.    Restricted stock is common stock that is transferred or sold by the company to a participant and that is subject to a substantial risk of forfeiture and to restrictions on sale or transfer for a period of time. The Executive Compensation Committee will determine the amounts, terms, and conditions (including the attainment of performance goals) of any grant of restricted stock. Except for restrictions on transfer (and any other restrictions that the committee may impose), participants will have all the rights of a shareholder with respect to the restricted stock. Unless the committee determines otherwise, a participant's termination of employment during the restricted period will result in forfeiture of all shares subject to restrictions. No participant may receive more than 1,500,000 shares of restricted stock in any fiscal year.

        Restricted Stock Units.    Restricted stock units are similar to restricted stock, except that the shares of stock are not issued to the participant until after the end of the restriction period and any other applicable conditions are satisfied. Restricted stock units may also be paid in cash rather than stock, or in a combination of cash and stock. No participant may receive more than 1,500,000 restricted stock units in any fiscal year.

        Performance Units.    Performance units, which are the right to receive a payment upon the attainment of specified performance goals, may also be awarded by the Executive Compensation Committee. The committee will establish the applicable performance goals at the time the units are awarded. Payment may be made in cash, stock, or a combination of cash and stock, at the committee's discretion. The maximum amount that may be paid to a participant for performance units granted in a single fiscal year is $4,000,000.

        Performance Shares.    Performance shares represent the right to receive a payment at a future date based on the value of the common stock in accordance with the terms of the grant and upon the attainment of specified performance goals. The Executive Compensation Committee shall establish the performance goals and all other terms applicable to the grant. Payment may be made in cash, stock, or a combination of cash and stock, at the committee's discretion. No participant may receive more than 1,500,000 performance shares in any fiscal year.

        Annual Incentive Awards.    Annual incentive awards are payments based on the attainment of performance goals specified by the Executive Compensation Committee. Awards are calculated as a percentage of salary, based on the extent to which the performance goals are met during the year, as determined by the committee. Awards are paid in cash, unless the committee determines otherwise.

        Stock Bonuses.    Stock bonus awards, consisting of common stock, may be made at the discretion of the Executive Compensation Committee upon the terms and conditions (if any) determined by the committee.

        Performance Goals.    Awards of restricted stock, performance units, performance shares, annual incentive awards, and other awards under the 2003 Plan may be subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code. These goals may include or be based upon, without limitation: sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net earnings; net sales or net sales growth; price of our common stock; return on capital, net assets, equity, or shareholders' equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to shareholders. Performance goals may be used to measure the company's performance as a whole or any subsidiary, business unit, or segment of the company, may be adjusted to include or exclude extraordinary items, and may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure.

        Administration of the Plan.    The plan is administered by our board's Executive Compensation Committee, which consists of two or more independent directors. The board of directors may amend the 2003 Plan at any time and may make adjustments to the 2003 Plan and outstanding options, without shareholder approval, to reflect a stock split, stock dividend, recapitalization, merger, consolidation, or other corporate events. Shareholders must approve amendments that:

  •
  change the number of shares subject to this plan;
  •
  decrease the grant or exercise price of any stock-based award to less than the fair market value of our common stock on the date of grant;
  •
  materially increase the cost of the 2003 Plan to the company or the benefits to participants; or
  •
  are required by applicable law to be approved by shareholders.

        The board may terminate the plan at any time. The plan, however, will remain in effect as awards may extend beyond that time in accordance with their terms.

        Change in Control.    A change in control (as defined in the plan) will accelerate the vesting of all outstanding awards. This means that, in general, upon a change in control, all outstanding stock options and SARs will become fully exercisable; the restriction period applicable to outstanding shares of restricted stock and restricted stock units will lapse; and all performance goals will be deemed attained. Upon a change in control, each annual incentive award will be payable at the greater of target or the actual award amount determined by year-to-date performance, in either case prorated for the portion of the performance period completed prior to the change in control.

Federal Income Tax Consequences

        The following discussion covers some of the United States federal income tax consequences with respect to awards that may be granted under the 2003 Plan. It is a brief summary only. Participants should refer to the Internal Revenue Code for a complete statement of all relevant federal tax consequences or discuss the tax consequences with their tax advisor. This summary does not describe state, local, or foreign tax consequences of an individual's participation in the 2003 Plan.

        Stock Options. A participant usually does not realize taxable income upon the grant of a nonqualified stock option (NQSO). Upon the exercise of an NQSO, a participant will realize ordinary income equal to the difference between the fair market value of the common stock being purchased and the exercise price. We will generally be entitled to take a federal income tax deduction in the amount of ordinary income recognized by the participant.

        If a participant exercises an NQSO and subsequently sells the option shares, any appreciation will be taxed as capital gain in an amount equal to the excess of the sales proceeds for the option shares over the participant's basis in the option shares. The participant's basis in the option shares will generally be the amount paid for the shares plus the amount included in the participant's ordinary income upon exercise.

        In general, a participant granted an incentive stock option has no income tax consequences at the time of grant or exercise (except for purposes of computing liability for alternative minimum tax, if any), and we are not entitled to take a deduction. Upon sale of the underlying stock after satisfying applicable holding period requirements, any amount realized in excess of the exercise price paid will be taxed to the participant as capital gain. If the holding periods are not satisfied, the participant will realize ordinary income equal to the difference between the fair market value of the common stock being purchased and the exercise price. We will also be entitled to a deduction in the amount of ordinary income realized by the participant.

        Stock Appreciation Rights.    The tax treatment of a stock appreciation right is essentially the same as for an NQSO. Thus, a participant will realize no income upon the grant of an SAR. Upon the exercise of an SAR, a participant will realize ordinary income equal to the amount of cash and/or the fair market value of the common stock received. We will generally be entitled to take a federal income tax deduction in the amount of ordinary income recognized by the participant.

        Restricted Stock.    A participant will not recognize any income upon the receipt of restricted stock unless he or she elects under Section 83(b) of the Internal Revenue Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the company. If the election is not made, then on the date that the restrictions to which the restricted stock are subject are removed, the holder will generally recognize ordinary income in an amount equal to the fair market value of the shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the company generally will be entitled to a deduction in the same amount.

        Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the holder's basis in the shares. The holder's basis will generally equal the fair market value of the shares at the time the restrictions were removed or, in the case of a Section 83(b) election, the fair market value of the shares on the date of grant.

        Other.    Upon the payment of an award of restricted stock units, performance shares, or performance units, or an annual incentive award or stock bonus, the participant will recognize ordinary income equal to the amount of cash received and the fair market value of any shares received. The company generally will be entitled to a federal income tax deduction in the same amount.

Additional Information

        As of February 24, 2003, the closing price of our common stock on the New York Stock Exchange was $23.82 per share. Each of our nonemployees directors will receive a stock option grant of 3,000 shares on July 31, 2003, under the 2003 Plan. The grant price will be the closing price of our common stock on that date. We cannot determine the number of any other awards under the 2003 Plan that will be granted in 2003 to participants. A copy of the plan was filed with the Securities and Exchange Commission as an exhibit to our Form 10-K for the year ended December 31, 2002.

The Board of Directors Unanimously Recommends a Vote "FOR" the Approval of the 2003 Boise Incentive and Performance Plan.

3.  Approval of 2003 Director Stock Compensation Plan

        We ask you to consider and approve the 2003 Director Stock Compensation Plan ("DSCP"), adopted by the board of directors in February 2003. This plan replaces our previous Director Stock Compensation Plan (approved by shareholders in 1992), which expired on January 1, 2003. The new DSCP is quite similar to our former plan. No further stock options can be issued under our old plan.

        Under the DSCP, nonemployee directors have the opportunity to increase their ownership of Boise stock by receiving all or a portion of their compensation in the form of stock options rather than cash. We believe the DSCP is an integral part of a competitive compensation program, helping to support our ability to attract and retain highly qualified outside directors.

        This plan will not be effective unless it is approved by our shareholders.

Material Features of the Plan

        Only our nonemployee directors may participate in the DSCP. Our Executive Compensation Committee administers the plan. The committee may amend the DSCP at any time and may make adjustments to the DSCP and outstanding options, without shareholder approval, to reflect a stock split, stock dividend, recapitalization, merger, consolidation, or other corporate events. Shareholders, however, must approve amendments that:

  •
  change the number of shares subject to this plan;
  •
  change director eligibility requirements;

  •
  change the formulas to determine the amount, price, or timing of options; or
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  materially increase the cost of the DSCP to the company or the benefits to participants.

The committee may not amend the plan more frequently than once every six months, other than to comply with changes in the law, including changes to the Internal Revenue Code or the Employee Retirement Income Security Act.

        Options will be granted under the DSCP to purchase shares of our common stock. The DSCP allows a total of 75,000 shares of common stock to be granted. We will file a registration statement under the Securities Act of 1933 with the SEC and a listing application with the NYSE to cover the common stock. The plan will remain in effect until all stock subject to the plan has been purchased through the exercise of options granted under the plan or until all unexercised options have expired.

        Options are granted to participating directors on December 31 of each calendar year. The number of option shares granted to a participating director is based on the amount of compensation he or she elected to have paid in options, the cash dividend attributable to stock options previously granted, and the market value of our common stock on July 31 of each year. The options have an exercise price of $2.50 per share. The difference in value between the exercise price and our common stock's market value at the time of each grant is designed to be equal to the compensation a director has elected not to receive in cash.

        The plan does not permit "repricing" of previously granted options. No incentive stock options, stock appreciation rights, or tax offset bonuses may be granted under the plan. Options are exercisable six months after the grant date. They become immediately exercisable, however, upon a director's retirement because of age, disability, or death or upon the occurrence of certain types of mergers, consolidations, or changes in control of the company. Options expire three years from the date of a participant's termination as a director.

Federal Income Tax Consequences

        Under current federal law, a director granted a stock option under the DSCP has no income tax consequences at that time. If the director exercises an option, then at that time he or she will realize ordinary income equal to the difference between the value of the common stock and the $2.50 exercise price. In general, shares acquired by exercising an option have a basis equal to the market value of the stock on the date of exercise. When a director exercises an option, the company is entitled to a federal income tax deduction in the same amount as the director's realized income.

Additional Information

        As of February 24, 2003, the closing price of our common stock on the New York Stock Exchange was $23.82 per share. We cannot determine the number of options under the DSCP that will be granted in 2003 to participating directors. The number of option shares granted is based on the amount of compensation a director elects to have paid in options and the market value of our common stock on July 31 of each year. You can find more information regarding options held by our directors under our previous DSCP on page 19 under footnote 1 to the "Ownership of Boise Stock" table. A copy of the plan is on file with the Securities and Exchange Commission.

The Board of Directors Unanimously Recommends a Vote "FOR" the Approval
of the 2003 Director Stock Compensation Plan.

4.  Appointment of Independent Auditors

        Our Audit Committee appointed KPMG to serve as our independent auditors for 2003, subject to shareholder approval. Representatives of KPMG will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

        Audit services provided by KPMG during 2002 included an audit of the consolidated financial statements included in our Form 10-K, audits of employee benefit plan financial statements, and a review of other filings with the SEC and other governmental agencies. For additional information regarding the services KPMG provided for us during the year, see the "Audit Committee Report" on page 22.

        On April 18, 2002, our Audit Committee engaged KPMG as the company's firm of independent auditors for 2002, replacing Arthur Andersen LLP, which had served the company since 1956. Arthur Andersen's reports on Boise's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During our two most recent fiscal years and through April 18, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on Boise's consolidated financial statements for those years.

Your board unanimously recommends a vote "FOR" the approval
of KPMG as our independent auditors for 2003.

5.    Shareholder Proposal Regarding Indexed Stock Option Grants to Senior Executives

        In November 2002, we received a shareholder proposal requesting that our board adopt an executive compensation policy under which all future stock option grants to senior executives have an industry indexed exercise price such that the options have value only if they exceed a peer group's performance.

Proposal

        Plumbers & Pipefitters National Pension Fund, 103 Oronoco Street, Alexandria, Virginia 22314, who owns 27,325 shares of Boise common stock, has given us notice that it intends to present the following proposal at the annual meeting.

    Resolved, that the shareholders of Boise Cascade (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

Statement by Shareholder in Support of the Proposal

        As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

        Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

        Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better then [sic] that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

        At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Statement by Directors in Opposition to the Proposal

        Your company's board of directors has delegated the authority to review and approve all compensation plans for the company's senior executives to the Executive Compensation Committee, which is comprised entirely of independent directors. The Executive Compensation Committee regularly reviews all elements of executive compensation and uses various compensation tools, including salary, incentive units, stock option grants, and other compensation plans to provide a compensation structure that recognizes the company's performance, the executive's contribution to that performance, and market parameters for competitive compensation programs.

        The Executive Compensation Committee agrees that long-term incentive compensation is a valued aspect of executive compensation. To that end, it has designed the company's long-term executive compensation around two key components—traditional stock options and performance-based units. Historically, the committee has granted traditional stock options under the Key Executive Stock Option Plan ("KESOP") and has granted performance units under the Key Executive Performance Unit Plan ("KEPUP"). With traditional stock options, an option holder receives no benefit unless the company's stock price increases after the date of the stock option grant. All the company's compensation plans, including the KESOP, prohibit repricing without shareholder approval. Traditional stock units, therefore, closely align the interests of senior executives with those of shareholders generally, because increases in the value of the company's common stock benefits both shareholders and option holders alike.

        The KEPUP, which shareholders adopted in 2001, rewards senior executives if the company's three-year financial performance compares favorably to that achieved by our key business competitors. Upon its adoption, the KEPUP reduced the amount of long-term compensation provided through traditional stock options. By substituting KEPUP grants for traditional stock options and tying awards under the KEPUP plan to the company's financial performance as compared with that of its key competitors, the Executive Compensation Committee effectively introduced the element of long-term performance-based compensation advocated by the shareholder proposal.

        The Executive Compensation Committee and the board believe the combination of traditional stock options with performance-based units ensures alignment between the company's senior executives and the interests of shareholders. The board does not believe that the adoption of indexed stock option grants would result in any additional or superior alignment between its senior executives and shareholders.

The Board of Directors Unanimously Recommends a Vote "AGAINST"
the Proposal to Make All Future Stock Option Grants to Senior
Executives Performance Based.

6.  Other Matters to be Presented at the Meeting

        Management does not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named on the enclosed proxy card will vote your properly executed proxy according to their judgment on those matters.

 Board of Directors

Structure

        Our board of directors, comprised of 13 persons, is divided into three classes for purposes of election. Shareholders elect one class at each annual meeting to serve for a three-year term.

        Five directors are nominees for reelection in 2003, each to hold office until the annual meeting of shareholders in 2006 or until he or she reaches mandatory retirement age, whichever is sooner.

        Our other directors are not up for election this year and will continue in office for the remainder of their terms or until they retire. Philip J. Carroll resigned from the board of directors in September 2002.

Directors Nominated This Year for Terms Expiring in 2006

Richard R. Goodmanson, 55, joined our board of directors in 2000. Since February 2000, he has been an executive vice president and the chief operating officer of DuPont, a broadly diversified company and the largest chemicals producer in the U.S. He joined DuPont in May 1999 as an executive vice president and co-chief operating officer. Mr. Goodmanson was the president and chief executive officer of America West Airlines from 1996 to April 1999.

Edward E. Hagenlocker, 63, joined our board of directors in 1998. He retired from Ford Motor Company, an automotive manufacturer, after serving as its vice-chairman from November 1996 to January 1999. He also served as the chairman of Visteon Automotive Systems, an automotive parts business and enterprise of Ford Motor Company, from 1997 until his retirement in January 1999. Mr. Hagenlocker is also a director of Air Products and Chemicals, Inc., American Standard Companies Inc., and AmerisourceBergen Corporation.

George J. Harad, 58, is the company's chairman and CEO. He became a director and president of the company in 1991. He was elected chief executive officer of Boise in 1994 and became chairman of the board in 1995. Mr. Harad has been an executive officer of the company since 1982.

Donald S. Macdonald, 71, joined our board for the second time in 1996. He was originally elected in 1978 but resigned in 1986. In September 2002, Mr. Macdonald joined the Toronto law firm of Lang Michener as senior policy advisor. He served as a senior advisor to UBS Bunting Warburg, a business group of UBS AG, one of the leading global financial services firms, from November 2000 to December 2002. Mr. Macdonald was of counsel to the Toronto law firm of McCarthy Tétrault from 1991 until his retirement in March 2000. In addition, he has served as a member of the Canadian House of Commons, chairman of the Royal Commission on the Economic Union and Development Prospects for Canada, and Canadian High Commissioner to Great Britain and Northern Ireland. Mr. Macdonald is also a director of Aber Diamond Corporation.

Jane E. Shaw, 64, joined our board of directors in 1994. Since 1998, Dr. Shaw has been the chairman of the board and chief executive officer of Aerogen, Inc., a company specializing in the development of pulmonary drug delivery systems. She founded The Stable Network, a biopharmaceutical consulting firm, in 1995 and has worked as a consultant in the biopharmaceutical industry since that time. Dr. Shaw was the president and chief operating officer of ALZA Corporation, a pharmaceutical company, from 1987 to 1994. She is also a director of Intel Corporation and McKesson Corporation.

Directors Whose Terms Expire in 2005

Francesca Ruiz de Luzuriaga, 48, joined our board of directors in 1998. From November 1999 to April 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel, Ms. Luzuriaga has been working as an independent business development consultant. She is also a director of Providian Financial Corporation.

Frank A. Shrontz, 71, joined our board of directors in 1989. He is chairman emeritus of The Boeing Company, an aerospace company. Mr. Shrontz was the chairman of the board and chief executive officer of The Boeing Company from 1988 until his retirement in January 1997. He is also a director of ChevronTexaco Corp.

Carolyn M. Ticknor, 55, joined our board of directors in 2000. Ms. Ticknor was a vice president of Hewlett-Packard Company, a global provider of computing, printing, and imaging products and services, from 1995 until her retirement in February 2001. She was also the president of HP's Imaging and Printing Systems from 1999 until her retirement, and had served as the president or general manager of HP's LaserJet Solutions since 1994. Ms. Ticknor is a director of AT&T Wireless. She is also a director of the Lucile Packard Children's Hospital, a private organization, at the Stanford University Medical Center in California.

Ward W. Woods, 60, joined our board of directors in 1992. He was president and chief executive officer of Bessemer Securities, LLC, a privately held investment company, from 1989 until his retirement in December 1999. Mr. Woods is a member, through wholly owned corporations, of the general partner of Bessemer Holdings, L.P., and affiliated investment partnerships. He is also a special partner of Bessemer Holdings & Co. Mr. Woods is a director of Bessemer Securities, LLC, Bessemer Trust Co., and several other private companies.

Directors Whose Terms Expire in 2004

Claire S. Farley, 44, joined our board of directors in 2000. Since September 2002, Ms. Farley has been the chief executive officer of Randall & Dewey, a leading provider of transaction and advisory services to the oil and gas industry. She was the chief executive officer of Trade-Ranger Inc., a global Internet-based marketplace dedicated to buying and selling materials and services used by the energy industry, from January 2001 to May 2002. Ms. Farley was the chief executive officer of Intelligent Diagnostics, Inc., an Internet-based developer of artificial intelligence software used to diagnose medical conditions, from October 1999 to December 2000. She was a corporate officer for Texaco, Inc., from 1997 to October 1999, having been with the company since 1981. In addition, Ms. Farley served as president of Texaco's Worldwide Exploration and New Ventures division from 1998 to 1999 and as president of its Texaco North America Production from 1997 to 1998. She is also a director of Newfield Exploration Company.

Rakesh Gangwal, 49, joined our board of directors in 1998. Mr. Gangwal was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways' mainline jet and express divisions as well as several related companies, from 1998 until his resignation in November 2001. He was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. Mr. Gangwal was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998.

Gary G. Michael, 62, joined our board of directors in 1997. Mr. Michael was the chairman of the board and chief executive officer of Albertsons, Inc., a retail food and drug company, from 1991 until his retirement in June 2001. He is also a director of Harrah's Entertainment Inc., IDACORP, Inc., Questar Corporation, and The Clorox Company and former chairman of the Federal Reserve Bank of San Francisco.

A. William Reynolds, 69, joined our board of directors in 1989. Since 1995, Mr. Reynolds has been the chief executive of Old Mill Group, a private investment firm. He was the chairman of the board and chief executive officer of GenCorp Inc., a diversified manufacturing and service company, from 1987 to 1995. Mr. Reynolds is also the former chairman of the Federal Reserve Bank of Cleveland.

Business Relationships with Directors

        With the exception of Mr. Harad, our chairman and CEO, all our directors are independent, and we have no business relationships to report.

 Meetings and Committees of the Board

        During 2002, our board of directors met five times. In addition to meetings of the full board, directors also attended meetings of board committees. All the directors, except Ms. Shaw, attended at least 75% of the meetings of the board and the committees on which they served. Ms. Shaw participated in four of the five board meetings but was unable to participate in three committee meetings, which, in the aggregate, resulted in her attending less than 75% of the total meetings of the board and the committees on which she served. Overall, our directors had an attendance rate of 94%.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance Committee

Claire S. Farley	X		X		X
Rakesh Gangwal	X				X		X
Richard R. Goodmanson	X				X		X
Edward E. Hagenlocker	X						X	*
George J. Harad
Donald S. Macdonald	X				X	*
Gary G. Michael	X		X	*
A. William Reynolds	X	*
Francesca Ruiz de Luzuriaga	X		X		X
Jane E. Shaw	X		X				X
Frank A. Shrontz	X				X		X
Carolyn M. Ticknor	X		X				X
Ward W. Woods	X		X		X
2002 Meetings	2		3		5		3

(*)
Committee chair.

Committee of Outside Directors

        The chair of our Committee of Outside Directors, A. William Reynolds, acts as the lead independent director of our board. The Committee of Outside Directors reviews our CEO's performance against his individual and corporate goals and strategies. It also reviews the board's performance and processes and evaluates the communication among the board, management, and shareholders. The committee meets at least twice each year without Mr. Harad (our only management director) present.

Executive Compensation Committee

        The Executive Compensation Committee is comprised entirely of independent directors. It approves all executive officer compensation, including salaries, incentives, stock options, stock grants, and all plans providing benefits to our executive officers. The committee also periodically reviews business and staff organizations to ensure that capable personnel are available to implement the company's business strategies. For additional information regarding the Executive Compensation Committee and its functions and responsibilities, see the "Executive Compensation Committee Report" on page 24.

Audit Committee

        The Audit Committee, in keeping with its charter, is comprised entirely of independent directors. It provides independent, objective oversight of the company's accounting functions and internal controls and ensures the objectivity of our financial statements. Audit committee members receive compensation for their services as described below under "Director Compensation." They do not receive any additional remuneration from the company. For additional information regarding the Audit Committee and its functions and responsibilities, see the "Audit Committee Report" on page 22.

Governance Committee

        The Governance Committee, comprised entirely of independent directors, is responsible for reviewing and recommending to the board:

  •
  candidates for nomination;

  •
  director compensation;

  •
  responses to shareholder proposals;

  •
  board and committee structure; and

  •
  corporate governance policies, practices, and procedures.

        The board of directors has established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our shareholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our shareholders and us. In evaluating board candidates, the committee considers these qualifications as well as several other factors, including but not limited to:

  •
  demonstrated maturity and experience;

  •
  geographic balance;

  •
  expertise in business areas relevant to Boise;

  •
  background as an educator in business, economics, or the sciences; and

  •
  diversity of background, with particular consideration to female and minority candidates.

 Director Compensation

        Our current board members, except Mr. Harad (a salaried employee of Boise), receive compensation for board service. In 2002, that compensation included:

Annual Retainer:	$40,000
Annual Committee Chair Stipend:	$6,500
Attendance Fees:	$1,500 for each board meeting
$1,000 for each committee meeting
Expenses related to attendance
Annual Stock Options:	2,500

Director Stock Option Plan

        Through our shareholder-approved Director Stock Option Plan, each nonemployee director receives an annual stock option grant. The options are exercisable one year after the grant date, and they expire the earlier of (a) three years after the director's retirement, resignation, death, or termination as a director or (b) ten years after the grant date. Individuals who are directors on January 1, or who are appointed between January 1 and July 31, receive a grant on July 31. Directors appointed between August 1 and December 31 receive a grant when they join our board.

        In 2002, each nonemployee director was granted an option to purchase 2,500 shares of our common stock at a price equal to the stock's closing market price on the grant date. The DSOP prohibits the repricing of stock options without shareholder approval.

Director Stock Compensation Plan

        Through our shareholder-approved Director Stock Compensation Plan, nonemployee directors can elect to receive part or all their retainers and meeting fees in stock options rather than cash. Under the plan, the directors must specify by December 31 of each year how much of their retainer and meeting fees for the following year they wish to receive in the form of stock options.

        Options are granted to participating directors at the end of each calendar year, equal in value to the cash compensation that the participating directors would otherwise have received. The number of option shares granted to a participating director is based on the amount of compensation he or she elected to have paid in options and the market value of our common stock on July 31 of each year. The options have an exercise price of $2.50 per share, can be exercised six months after the date of grant, and expire three years after the director's resignation, retirement, or termination as director. Seven of the 12 eligible directors participated in this plan in 2002, and six directors have elected to participate in our new plan in 2003.

Director Deferred Compensation Plan

        Our directors' deferred compensation plan allows each nonemployee director to defer all or a portion of his or her cash compensation.

        Nonemployee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred through December 31, 2002, are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. In the event of a change in control of the company, as defined in the plan, a trust will pay our obligations under the deferred compensation plan. For more information on this trust, see "Deferred Compensation and Benefits Trust" on page 36.

        As of December 31, 2002, nine directors participated in the deferred compensation program.

 Stock Ownership

Directors and Executive Officers

        The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2002.

Ownership of Boise Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors(1)
Claire S. Farley	11,428	*
Rakesh Gangwal	13,162	*
Richard R. Goodmanson	7,821	*
Edward E. Hagenlocker	13,118	*
George J. Harad	1,546,630	2.30%
Donald S. Macdonald	10,222	*
Gary G. Michael	13,141	*
A. William Reynolds	31,470	*
Francesca Ruiz de Luzuriaga	14,313	*
Jane E. Shaw	21,038	*
Frank A. Shrontz	16,500	*
Carolyn M. Ticknor	7,500	*
Ward W. Woods	40,217	*
Other Named Executives(2)
Christopher C. Milliken	190,939	*
Theodore Crumley	405,320	*
John W. Holleran	321,033	*
John C. Bender	212,131	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	4,725,792	7.02%
*Less than 1% of class

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP") and Director Stock Option Plan ("DSOP"), described on page 18 under "Director Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Farley, 4,928 shares; Ms. Ruiz de Luzuriaga, 3,813 shares; Ms. Shaw, 7,538 shares; and Messrs. Gangwal, 3,662 shares; Goodmanson, 1,321 shares; Hagenlocker, 3,618 shares; Macdonald, 22 shares; Michael, 1,151 shares; Reynolds, 7,970 shares; Woods, 16,717 shares; and directors as a group, 50,740 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Farley, 6,500 shares; Ms. Ruiz de Luzuriaga, 9,500 shares; Ms. Shaw, 13,500 shares; Ms. Ticknor, 6,500 shares; and Messrs. Gangwal, 9,500 shares; Goodmanson, 6,500 shares; Hagenlocker, 9,500 shares; Macdonald, 9,000 shares; Michael, 7,500 shares; Reynolds, 13,500 shares; Shrontz, 13,500 shares; Woods, 13,500 shares; and directors as a group, 118,500 shares.

(2)
The beneficial ownership for these executive officers (both Section 16 and non-Section 16 executive officers) includes all shares held of record or in street name, plus options granted but unexercised under the KESOP, described on page 30 under "Stock Option Tables;" interests in shares of common stock held in the Boise Cascade Common Stock Fund by the trustee of the company's Savings and Supplemental Retirement Plan ("SSRP"), a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code; and deferred stock units held under the 2001 Key Executive Deferred Compensation Plan. The following table indicates the nature of each executive's stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP which are not included in the beneficial ownership table.

	Common Shares Owned	Unexercised Option Shares	Deferred Stock Units	SSRP (Common Stock)	ESOP (Preferred Stock)
George J. Harad	3,511	1,510,300	24,264	8,555	805
Christopher C. Milliken	4,600	175,633	3,518	7,189	1,210
Theodore Crumley	1,247	378,800	4,114	21,158	766
John W. Holleran	77	305,600	9,933	5,423	1,193
John C. Bender	132	200,400	11,599	0	774
All executive officers as a group	13,300	4,311,016	104,436	97,110	26,434
(3)
Our executive officers (individually or as a group) do not own more than 1% of the company's Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and reporting executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in Boise shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2002 our directors and reporting officers met all applicable SEC filing requirements.

Ownership of More Than 5% of Boise Stock

        As of December 31, 2002, the table below describes each person or entity that we know to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner
	Sole	Shared	Sole	Shared

Common Stock, $2.50 Par Value
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104	5,308,232	99,500	5,741,171	0	5,741,171	9.8%
Jennison Associates LLC(1) 466 Lexington Avenue New York, NY 10017	3,937,467	0	0	4,026,967	4,026,967	6.91%
Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	0	4,711,784	0	4,711,784	4,711,784	8.12%
Morgan Stanley 1585 Broadway New York, NY 10036	0	4,881,411	0	4,948,009	4,948,009	8.48%
Prudential Financial, Inc.(1) 751 Broad Street Newark, NJ 07102	325,442	3,688,730	325,442	3,801,102	4,126,544	7.1%
Common Stock, $2.50 Par Value, and Common Stock Equivalents(2)
State Street Bank and Trust Company 225 Franklin St. Boston, MA 02110	1,172,583	5,674,718	1,249,015	4,825,997	6,075,012	9.8%
Convertible Preferred Stock, Series D(3)
State Street Bank and Trust Company, as Trustee for the Boise Cascade Corporation Employee Stock Ownership Plan (ESOP) 225 Franklin St. Boston, MA 02110	0	4,280,615	0	4,280,615	4,280,615	100%

(1)
According to the Schedule 13G filed by Jennison Associates LLC on February 14, 2003, "The Prudential Insurance Company of America ('Prudential') owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Issuer's Common Stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Issuer's Common Stock reported on Jennison's 13G may be included in the shares reported on the 13G filed by Prudential."

(2)
State Street Bank and Trust Company, as trustee for three of the company's defined contribution plans and for the Employee Stock Ownership Plan ("ESOP") fund of the Savings and Supplemental Retirement Plan, reported on a Schedule 13G that it was the beneficial owner of 6,075,012 shares of the company's common stock. This represents 2,635,238 shares of the company's common stock and 4,280,615 shares of the company's Convertible Preferred Stock, Series D (held by the ESOP). The shares of preferred stock held by the ESOP are convertible into approximately 3,439,774 shares of common stock (using a conversion ratio of 1 share of preferred stock = .80357 common shares). Included in the reported shares were 1,386,223 shares of Boise common stock held by State Street as trustee for the company's defined contribution plans (approximately 22.82% of the total shares held). These shares represent approximately 2.2% of the company's common stock outstanding as of December 31, 2002. The trustee, subject to participants' instructions, has voting and investment authority for the shares held in the company's plans and for the ESOP shares. State Street Bank and Trust Company has sole voting power for 1,172,583 shares and sole investment power for 1,249,015 shares not held as trustee for the company's benefit plans.

(3)
The shares of preferred stock held by the ESOP represent approximately 6.8% of the company's voting securities outstanding as of December 31, 2002. For further information regarding the Series D preferred stock, see footnote (2) above.

 Audit Committee Report

        The Audit Committee of the board of directors is responsible for independent, objective oversight of the company's accounting functions and internal controls. It is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and by its own written charter.

        The Audit Committee, formed in 1969, has had a charter since 1973. The committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or New York Stock Exchange listing standards.

Audit Committee Responsibilities

        The Audit Committee's responsibilities include appointing an independent certified public accounting firm as the company's independent auditor. The committee, with management, internal audit personnel, and/or the independent auditors, also evaluates and reviews the company's:

  •
  financial statements, reports, and other financial information;

  •
  systems of internal controls regarding finance, accounting, legal compliance, and business standards established by management and the board;

  •
  auditing, accounting, and financial reporting processes in general; and

  •
  significant related party transactions between the company and any officer, director, or principal shareholder, if any.

The committee is also responsible for reviewing the scope of audit services and reviewing and approving nonaudit services provided by the independent auditor.

Financial Statement Recommendation

        The Audit Committee is responsible for recommending to the board that the company's audited financial statements be included in its Form 10-K. The committee took a number of steps in making this recommendation for 2002, including discussing with KPMG, our independent auditor, the:

  •
  conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees; and

  •
  auditors' independence, including receipt of a letter from KPMG regarding its independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

As the final step to this procedure, the Audit Committee reviewed and discussed with KPMG and management the company's audited consolidated balance sheet at December 31, 2002, and its audited consolidated statements of income (loss), cash flows, and shareholders' equity for the year ended December 31, 2002.

        Based on the discussions with the company's management regarding the audited financial statements and KPMG regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in the company's 2002 Form 10-K.

Nonaudit and Other Services

        In addition to its audit services for the annual financial statements, KPMG provides the company with other audit related and tax related services (such as audits of the company's employee benefit plans; various advisory and consulting services, including tax consultation and compliance services; acquisition due diligence and consulting; technical accounting research and consultation; and assistance with registration statements, comfort letters, and consents). The committee reviews and discusses the scope of these additional services with KPMG. The company did not use KPMG for any of the following nonaudit services in 2002:

  •
  bookkeeping or other services related to our accounting records or financial statements;

  •
  financial information systems design and implementation;

  •
  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management functions or human resources;

  •
  broker or dealer, investment adviser, or investment banking services; or

  •
  legal services and expert services unrelated to the audit.

Based on this review, the committee believes that KPMG's provision of its nonaudit services is compatible with maintaining its independence.

        The following table sets out the various fees for services provided by KPMG.

Annual Fees for 2002

Description		Amount

Audit Fees(1)		$1,578,900
Financial Information Systems Design and Implementation Fees(2)		0
All Other Fees
Audit-Related Fees(3)	$175,400
Other Fees(4)	168,984

Total All Other Fees		344,384

(1)
Professional audit services, including KPMG's audit of the company's annual financial statements for 2002 and its review of the financial statements included in the company's Forms 10-Q.

(2)
Boise did not retain KPMG's services in 2002 for the design and implementation of any of its financial information systems.

(3)
Audit-Related Fees include attestation and other services traditionally performed by companies' independent auditors (such as audits of the company's employee benefit plans; accounting consultation; acquisition due diligence and consulting; and assistance with registration statements, comfort letters, and consents).

(4)
Other Fees include tax consultation and compliance services.

Leased Personnel

        KPMG's full-time, permanent employees conducted the audit of the company's 2002 financial statements. Leased personnel were not employed with respect to this audit engagement.

Audit Committee of the Board of Directors

  Donald S. Macdonald, Chairman
  Claire S. Farley
  Rakesh Gangwal
  Richard R. Goodmanson
  Francesca Ruiz de Luzuriaga
  Frank A. Shrontz
  Ward W. Woods

 Executive Compensation Committee Report

        The Executive Compensation Committee of the board of directors approves the individual salaries and compensation programs for executive officers. The following report explains the basis for the committee's compensation decisions during 2002.

        The company's salary policy provides for compensation at competitive levels for all employees. Our executive compensation program is designed to:

  •
  attract, motivate, reward, and retain the broad-based management talent critical to achieving the company's business goals;

  •
  link a portion of each executive officer's compensation to the performance of both the company and the individual executive officer; and

  •
  encourage ownership of company common stock by executive officers.

        To ensure that compensation levels remain competitive, the company and committee analyze information on executive compensation practices from a wide variety of sources. Compensation practices and data throughout general industry and at paper and forest products companies are analyzed. The committee also assesses compensation practices and data from a representative peer group of companies designed by our consultants. This peer group's compensation practices were only nominally different than the compensation practices of the paper and forest products companies.

        In addition, the company and committee used information regarding executive compensation programs provided by human resource consulting firms, including Hewitt Associates, Mullin Consulting (formerly Management Compensation Group), and Stern Stewart & Co.

        In 2002, the company's executive compensation program had five principal components:

  •
  base salary;

  •
  annual variable incentive compensation;

  •
  stock options;

  •
  performance units; and

  •
  other compensation plans.

During 2002, the cash-based annual variable (at-risk) incentive component linked executive compensation directly to the company's financial performance, the stock option component tied executive compensation to growth in the company's stock value, and the performance unit component linked executive compensation to the company's financial performance compared to the financial performance of a key competitor group over rolling three-year periods.

        The company's compensation plans reflect the committee's intent that the compensation paid to executive officers will qualify for federal income tax deduction by the company. Executive compensation decisions, however, necessarily involve some subjective judgment. The committee reserves the authority to make compensation payments that may not be deductible under federal tax law.

Base Salary

        A salary guideline is established for each salaried position in the company, including each executive officer position. The midpoint of each salary guideline approximates the median salary, adjusted for company size (in sales), of equivalent positions at the peer group companies. Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. In weighing these factors, the committee must make inherently subjective judgments.

        Each year, the committee reviews the criteria discussed above and establishes the chief executive officer's base salary. The chief executive officer's performance is formally reviewed against a written performance plan. In 2002, Mr. Harad asked that the board not increase his salary due to the economic challenges facing our company as a result of continuing weakness in the U.S. economy.

Annual Variable Incentive Compensation

        Each year the committee establishes objective performance criteria for the variable incentive compensation program. The committee oversees administration of the plan covering executive officers.

        The criteria for the program specify percentages of the participants' compensation to be paid as additional cash compensation based on the company's "economic value added." Economic value added is determined by calculating the company's operating profit and then subtracting a pretax charge for the capital used to generate that profit. Studies indicate that increases in economic value added have a high positive correlation to increases in shareholder value over time.

        The committee establishes target payouts for each participating position using the average bonus targets, adjusted for company size (in sales), of equivalent positions at the peer group companies. In 2002, the target payout for the chief executive officer was 100% of his base salary. The actual payout under the plan varies from year to year depending on the company's annual financial performance. Target payout amounts for executive officers and other plan participants also vary, depending on competitive compensation practices.

        Under the 2002 program, Mr. Harad received a payment equal to 88.28% of his base salary, as reported in the Summary Compensation Table on page 29. The Summary Compensation Table reflects amounts paid under this variable incentive program.

Stock Options

        The purpose of the stock option plan is to further align management's interests with the company's long-term performance and, therefore, the long-term interests of its shareholders. The committee grants stock options to executive officers and other key managers. It administers this plan and generally grants stock options to plan participants each year. Stock options were granted under this plan in 2002. Since the exercise price of all grants represents the closing price of the company's common stock as reported on the New York Stock Exchange on the grant date, the options have no value unless the common stock price exceeds the exercise price of the options.

        The committee determines the number of stock options to grant by:

  •
  analyzing peer group companies' competitive compensation;

  •
  considering consultants' recommendations; and

  •
  taking each individual's salary guideline and responsibilities into account.

The committee may also consider the number of options granted to an individual in the past, as well as individual performance throughout the year. Corporate or business unit measures are not used to determine the size of individual option grants.

        The stock option plan limits the number of shares issued to any individual over the life of the plan to 15% of the total number of shares authorized by shareholders for issuance under the plan. This provision reflects the committee's view that the plan is intended to provide long-term incentive compensation to a broad spectrum of the company's management.

        During 2002, Mr. Harad was granted an option to purchase 335,700 shares of the company's common stock. In determining the number of options to include in Mr. Harad's grant, the committee considered the criteria listed above, as well as the balance between the number of shares to be granted to Mr. Harad under the company's stock option plan and the units to be granted under the performance unit plan.

Performance Units

        The company's performance unit plan provides long-term compensation which may be earned if the company's financial performance compares favorably to that achieved by our key business competitors over time. The key business competitors, for this purpose, include all the companies which comprise the Standard & Poor's paper and forest products company index used for comparison purposes in our performance graph, plus several other companies chosen because they have comparable distribution businesses.

        Each year the committee establishes the performance criteria for this plan. It also administers the plan and awards performance units to the company's executive officers. No executive officer may be awarded more than 1,500,000 performance units in any one year. Corporate or business unit measures are not used to determine the size of individual performance unit grants.

        During 2002, Mr. Harad was awarded 506,000 performance units under the plan, as reported in the Long-Term Incentive Plans Table on page 32. In determining the number of units to include in his award, the committee considered:

  •
  Mr. Harad's long-term incentive opportunity, determined by the competitive market data for his position; and

  •
  the balance between the number of shares to be granted to Mr. Harad in 2002 under the company's stock option plan and the units to be granted under the performance unit plan.

        Each performance unit has a target value of $1.00 on its grant date. The performance units could have a minimum potential value of $0 and a maximum potential value of $2.25. The value, if any, of these performance units will be determined by the change in the company's economic value added, over a three-year period, measured against the benchmark group of key business competitors.

Other Compensation Plans

        The company's executive officers receive additional compensation in the form of payments, allocations, or accruals under various other compensation and benefit plans. The plans are described more fully in the footnotes to the Summary Compensation Table and on page 33 under "Other Benefit Plans." Each of these plans is an integral part of the company's compensation program.

Stock Ownership Guidelines

        In 1999, the committee established stock ownership guidelines for executive officers. These guidelines are intended to increase the officers' equity stake in the company and more closely align their interests with those of our shareholders. These voluntary guidelines provide that, over time:

  •
  the chief executive officer should acquire and maintain stock ownership equal to three times his base salary;

  •
  the senior vice presidents should acquire and maintain stock ownership equal to twice their base salary; and

  •
  the vice presidents should acquire and maintain stock ownership equal to their base salary.

        Stock held directly, common stock and preferred stock held indirectly through our SSRP, stock units held under our deferred compensation plan, and a portion of an executive officer's unexercised stock options are all taken into consideration when calculating whether an officer has met his or her stock ownership guidelines. All our executive officers are making progress toward meeting their stock ownership guidelines.

Executive Compensation Committee of the Board of Directors

  Gary G. Michael, Chairman
  Claire S. Farley
  Francesca Ruiz de Luzuriaga
  Jane E. Shaw
  Carolyn M. Ticknor
  Ward W. Woods

 Performance Graph

        The following graph compares the five-year cumulative total return (assuming dividend reinvestment) for the Standard & Poor's 500 Index, the Standard & Poor's 500 Paper and Forest Products Index, and Boise. The companies in the S&P 500 Paper and Forest Products Index are Boise, Georgia-Pacific, International Paper, Louisiana-Pacific, MeadWestvaco, and Weyerhaeuser.

S&P 500 Index
S&P 500 Paper & Forest Products
Boise Cascade Corporation
175
150
125
100
75
DOLLARS
1997
1998
1999
2000
2001
2002

Company/Index Name	Base Period 1997	Return 1998	Return 1999	Return 2000	Return 2001	Return 2002
S&P 500 Index	$100	$128.58	$155.63	$141.46	$124.65	$ 97.10
S&P 500 Paper & Forest Products	100	101.99	142.60	118.71	119.68	102.37
Boise Cascade Corporation	100	104.49	138.71	117.51	121.07	91.68

 Compensation Tables

        The following tables present compensation information for our chief executive officer and the four next most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)		Securities Underlying Options/SARs (#) (4)	All Other Compensation ($) (5)

George J. Harad, Chairman and Chief Executive Officer	2002 2001 2000	$1,000,008 975,009 875,010	$882,807 531,304 120,422	$	— — —	335,700 297,000 263,900	$162,581 139,120 147,487
Christopher C. Milliken, Senior Vice President and Chief Executive Officer, Boise Office Solutions	2002 2001 2000	531,600 508,377 480,006	368,688 238,032 189,514		— — —	61,700 61,900 52,033	70,566 60,467 47,668
Theodore Crumley, Senior Vice President and Chief Financial Officer	2002 2001 2000	456,654 430,003 369,958	265,222 151,933 42,080		— — —	86,700 72,600 61,000	67,276 57,914 58,333
John W. Holleran, Senior Vice President, Human Resources, and General Counsel	2002 2001 2000	409,008 388,506 330,300	236,418 138,123 37,241		— — —	60,300 52,900 44,500	59,701 51,131 50,741
John C. Bender, Senior Vice President, Boise Building Solutions	2002 2001 2000	392,208 369,756 274,104	226,434 132,943 34,085		— — —	44,000 52,900 44,500	52,026 40,758 27,487

(1)
Includes amounts deferred under the company's SSRP and 2001 Key Executive Deferred Compensation Plan.

(2)
Payments, if any, under the company's variable incentive compensation program. See "Annual Variable Incentive Compensation" on page 25. In addition, the amounts reported for Mr. Milliken in 2000, 2001, and 2002 include $120,750, $60,375, and $60,375, respectively, earned under the Boise Cascade Office Products Corporation (BCOP) Key Executive Retention and Incentive Plan which was adopted by the company in connection with its repurchase of BCOP's outstanding minority interest.

(3)
The amounts, if any, shown in this column reflect the amount of federal income tax incurred by the named executive and paid by the company relating to various executive officer benefits. The cost incurred by the company during these years for various other perquisites provided to each of the named executive officers is not included in this column, because the amount did not exceed the lesser of $50,000 or 10% of the executive's compensation during each year.

(4)
Grants under the company's Key Executive Stock Option Plan.

(5)
Amounts disclosed in this column include the following:

Name	Year	Company Matching Contributions to the Executive Officer Deferred Compensation or SSRP Plans ($)(*)	Accruals of Above-Market Interest on Executive Officer Deferred Compensation Plans Balances ($)	Company Allocations to the Employee Stock Ownership Plan ($)	Company-Paid Portion of Executive Officer Life Insurance Programs ($)

George J. Harad	2002	$66,230	$81,315	$—	$15,036
	2001	47,359	71,536	—	20,225
	2000	68,490	49,754	—	29,243
Christopher C. Milliken	2002	23,129	42,535	—	4,902
	2001	20,936	34,655	—	4,876
	2000	21,489	21,483	—	4,696
Theodore Crumley	2002	26,010	35,056	—	6,210
	2001	20,269	29,990	—	7,655
	2000	26,360	20,755	—	11,218
John W. Holleran	2002	23,733	30,113	—	5,855
	2001	18,544	25,389	—	7,198
	2000	23,641	17,762	—	9,338
John C. Bender	2002	23,047	24,245	—	4,734
	2001	17,567	17,068	—	6,123
	2000	4,305	19,301	—	3,881

(*)
The company's 2001 Key Executive Deferred Compensation Plan, into which the accrued account balances under its previous deferred compensation plans were merged (with the exception of some of the accrued account balances under the 1982 Executive Officer Deferred Compensation Plan), is an unfunded plan. Under this plan, executive officers may irrevocably elect to defer receipt of a portion (6% to 25%) of their base salary until termination of employment or beyond. Amounts deferred through December 31, 2002, are generally credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds or with stock units. Each stock unit is equal in value to one share of the company's common stock. The company makes an additional contribution to each participant's stock unit account equal to 25% of the participant's contribution. Amounts reflected in this column do not include the company's contribution to the listed officers' stock unit accounts. Company contributions are set out in the Long-Term Incentive Plans table on page 32. The company's SSRP is a profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code which contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

Stock Option Tables

        This table details the 2002 option grants under our Key Executive Stock Option Plan ("KESOP") to the five executives named in the Summary Compensation Table, as well as to all executive officers as a group and nonofficer employees as a group.

Option/SAR Grants in 2002

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(1)	Expiration Date	Grant Date Present Value ($)(2)

George J. Harad	335,700	16.83%	$27.76	7/25/12	$2,390,184
Christopher C. Milliken	61,700	3.09%	27.76	7/25/12	439,304
Theodore Crumley	86,700	4.35%	27.76	7/25/12	617,304
John W. Holleran	60,300	3.02%	27.76	7/25/12	429,336
John C. Bender	44,000	2.21%	27.76	7/25/12	313,280
Executive officers as a group	965,100	48.37%	27.76	7/25/12	6,871,512
Nonofficer employees as a group	1,030,085	51.63%	27.75	7/25/12- 10/29/12	7,334,205

(1)
Under the KESOP, the exercise price must be the fair market value at the date of grant. Options granted under this plan during 2002 were fully vested when granted. Except under limited circumstances, however, the options are not exercisable until one year after the date of the grant. Under the plan, no options may be granted after July 24, 2004. The exercise price of options granted to nonofficer employees as a group is the weighted average of options granted during 2002.

(2)
"Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation, with assumptions of: (a) a risk-free interest rate of 4%, (b) expected stock price volatility of 40%, (c) expected option term of 4.3 years, and (d) expected dividends of $0.60/share. Based on this model, the calculated value of the options on July 24, 2002, and October 28, 2002 (grant dates), are $7.12 and $7.94 per share granted. This value does not necessarily represent the amount an option holder may ultimately realize upon exercise of an option.

        The following table sets forth the shares acquired and gross value (without adjustment for personal income taxes and fees, if any) realized by the top five executives when they exercised their stock options during 2002 and also states the year-end gross value of unexercised stock options held by these executives.

Aggregate Option/SAR Exercises for 2002 and 2002 Option/SAR Values

Name	Shares Acquired Upon Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at 12/31/02(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at 12/31/02($) Exercisable/ Unexercisable(2)

George J. Harad	28,200	$338,335	1,174,600/335,700	$241,008/0
Christopher C. Milliken	—	—	113,933/ 61,700	2,303/0
Theodore Crumley	—	—	292,100/ 86,700	47,966/0
John W. Holleran	—	—	245,300/ 60,300	59,109/0
John C. Bender	—	—	156,400/ 44,000	7,285/0

(1)
The "value realized" represents the difference between the option's exercise price and the value of the company's common stock at the time of exercise.

(2)
This column indicates the aggregate amount, if any, by which the common stock share price on December 31, 2002, $25.22, exceeded the options' exercise price.

Long-Term Incentive Plans Table

        This table details the stock units contributed by the company during 2002 under the 2001 Key Executive Deferred Compensation Plan ("DCP") and the performance units awarded by the company during 2002 under the Key Executive Performance Unit Plan ("KEPUP") to the five executives named in the Summary Compensation Table.

Long-Term Incentive Plans—Awards in 2002

					Estimated Future Payouts under Non-Stock Price-Based Plans—KEPUP
	Number of Stock Units—DCP (1)	Performance Period Until Maturation (2)	Number of Performance Units—KEPUP (3)	Performance Period Until Payout (4)
Name					Threshold ($)	Target ($)	Maximum ($)

George J. Harad	1,566	1999-2003	506,000	2002-2004	$0	$506,000	$1,138,500
Christopher C. Milliken	704	1999-2003	200,200	2002-2004	0	200,200	450,450
Theodore Crumley	16	1999-2003	286,000	2002-2004	0	286,000	643,500
John W. Holleran	298	1999-2003	195,800	2002-2004	0	195,800	440,550
John C. Bender	857	1999-2003	180,400	2002-2004	0	180,400	405,900

(1)
The company's DCP is an unfunded plan pursuant to which executive officers may irrevocably elect to defer receipt of (a) a portion (6% to 25%) of their base salary and (b) all or a portion of any payout earned under the Key Executive Performance Plan, an unfunded variable compensation plan, until termination of employment or beyond. Amounts deferred through December 31, 2002, are credited either with (a) interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds or (b) stock units. A participant's stock units, and related dividend equivalent stock units, are fully vested at all times. The company's contribution under the DCP is equal to 25% of each participant's contribution to the stock unit account in the plan. Each stock unit is equal in value to the market value of one share of the company's common stock. Stock units accumulate "dividends" similar to normal stock ownership. These dividends are included in the figures set out in this table.

(2)
Stock units contributed by the company vest 20% on each anniversary of the date an executive officer's account was first credited with stock units under the plan. This 20% is cumulative, so after five years a participant is completely vested in all stock units in his or her account, including stock units which may be allocated to that account in the future. Stock units may be paid out (in shares of company common stock) only after a participant's employment with the company has ended.

(3)
The company's KEPUP is an unfunded long-term cash incentive plan. Each performance unit has a target value of $1.00 on its grant date. Based on Boise's economic value added, the performance unit could have a minimum potential value of $0 and a maximum potential value of $2.25. The award criteria for the plan will be determined by the change in the company's economic value added, over rolling three-year periods, measured against a benchmark group of key business competitors. If Boise ranks at the 50th percentile of the benchmark group, each performance unit is equal to $1.00. If Boise has the number one ranking, each performance unit is equal to $2.25. The units will have no value unless the company meets at least a minimum relative performance standard set by the Executive Compensation Committee. Payments, if any, under the KEPUP will be reported in the Summary Compensation Table in the year of payout.

(4)
Performance units will be assigned a value at the end of the award period. The award period for each grant is a three consecutive calendar year period. The 2002 performance unit grant, for example, will be valued at the end of 2004.

 Equity Compensation Plan Information

        Our shareholders approved the company's Director Stock Option Plan, Director Stock Compensation Plan, and 1984 Key Executive Stock Option Plan. These plans are designed to further align our directors' and management's interests with the company's long-term performance and the long-term interests of our shareholders. Our shareholders also approved all amendments increasing the number of shares of common stock available for issuance under these plans. We do not have any equity compensation plans that have not been approved by the company's shareholders.

        The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 31, 2002. It does not include the additional 2,275,000 shares of common stock that may be granted under the 2003 Boise Incentive and Performance Plan or the 2003 Director Stock Compensation Plan, both of which are being submitted for shareholder approval at our 2003 annual meeting.

Equity Compensation Plan Information

Plan Category(*)	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(#)

Equity compensation plans approved by security holders	8,916,550	$31.95	139,483
Equity compensation plans not approved by security holders	—	—	—
Total	8,916,550	$31.95	139,483

(*)
Neither (a) interests in shares of common stock in the Boise Cascade Common Stock Fund or Series D Preferred Stock in the Employee Stock Ownership Plan (ESOP) fund held by the trustee of the company's 401(k) Savings and Supplemental Retirement Plan nor (b) the deferred stock unit component of the company's 2001 Key Executive Deferred Compensation Plan is included in this table. For information regarding the number of shares of common stock and ESOP preferred stock held by the 401(k) trustee, see "Ownership of More Than 5% of Boise Stock" on page 21. For information regarding the deferred stock unit component of our DCP, see "Long-Term Incentive Plans Table" on page 32. As of December 31, 2002, there were 104,950 stock units outstanding in the deferred stock unit component of the DCP.

 Other Benefit Plans

Deferred Compensation

        Under our 1982 Executive Officer Deferred Compensation Plan, executive officers elected before January 1, 1987, could defer between 6% and 10% of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount up to 3.6% of his or her compensation imputed to deferrals under the plan in lieu of matching contributions to the Savings and Supplemental Retirement Plan ("SSRP"). This plan is not funded, and its cost is largely offset by participant salary deferrals.

        The benefit payable to each participant under this plan upon retirement at age 65 is determined by the amount of salary deferred, any amount we have contributed, and the number of years to normal retirement age at the time of contribution. We pay the benefits in equal monthly installments up to 15 years. Participants may also elect to receive their accrued balance in a lump sum, but they will incur a 10% penalty and will be suspended from making contributions to any of our deferred compensation plans for a period of 12 months.

        The following table outlines the contributions and benefits under this plan for Mr. Harad as of December 31, 2002. Mr. Harad is the only one of our top five highly compensated executive officers to participate in this plan.

Name	Projected Years of Service Upon Attainment of Age 65	Participant's Total Contribution	Annual Benefit at Age 65

George J. Harad	38	$87,225	$118,120

Pension Plan

        The estimated annual benefits payable upon retirement at age 65 under this plan for specified high-five-year average remuneration and years-of-service classifications are set out in the following table.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250	$150,000
400,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	93,750	125,000	156,250	187,500	218,750	250,000
600,000	112,500	150,000	187,500	225,000	262,500	300,000
700,000	131,250	175,000	218,750	262,500	306,250	350,000
800,000	150,000	200,000	250,000	300,000	350,000	400,000
900,000	168,750	225,000	281,250	337,500	393,750	450,000
1,000,000	187,500	250,000	312,500	375,000	437,500	500,000
1,200,000	225,000	300,000	375,000	450,000	525,000	600,000
1,400,000	262,500	350,000	437,500	525,000	612,500	700,000
1,600,000	300,000	400,000	500,000	600,000	700,000	800,000

        The pension plan entitles each vested employee, including executive officers, to receive a pension benefit at normal retirement equal to 1 1/4% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last ten years of employment, multiplied by the employee's years of service.

        Under the plan, "compensation" is the employee's base salary plus any amounts earned under the company's variable incentive compensation programs (only "Salary" and "Bonus" from the Summary Compensation Table). As of December 31, 2002, the average of the highest five consecutive years of compensation for 1993 through 2002 and the years of service for the named executives are as follows:

Name	Compensation	Years of Service

George J. Harad	$1,440,156	32
Christopher C. Milliken	654,998	25
Theodore Crumley	546,986	32
John W. Holleran	479,349	24
John C. Bender	388,814	33

        As shown in the Pension Plan Table above, benefits are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An employee is 100% vested in his or her pension benefit after five years of service, except for breaks in service. If an employee is entitled to a greater benefit under the plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from the company's general assets under the unfunded Supplemental Pension Plan. The Supplemental Pension Plan will also provide payments to the extent that participation in these deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

        In the event of a change in control (as defined in the plan), the plan restricts our ability or our successor's ability to recoup surplus plan assets, if any exist. In general, after a change in control, the participants and beneficiaries will receive the plan's surplus assets, if any, on a pro rata basis if the plan is terminated, merged or consolidated with another plan, or the assets are transferred to another plan. After a change in control, a majority (in both number and interest) of plan participants and beneficiaries must consent to amend this provision.

Supplemental Early Retirement Plan

        The Supplemental Early Retirement Plan applies to executive officers:

  •
  55 years old or older;

  •
  who have ten or more years of service;

  •
  who have served as an executive officer for at least five full years; and

  •
  who retire before age 65.

Eligible officers receive an early retirement benefit prior to age 65 equal to the benefit calculated under the Pension Plan for Salaried Employees without reduction due to the officer's early retirement.

Executive Officer Agreements

        Our executive officers have agreements that formalize their severance benefits if the executive officer is terminated after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. The officer will receive the benefits provided under the agreement if, after a change in control, the officer's employment is terminated other than for cause or disability (as defined in the agreement) or if the officer terminates employment after actions (as specified in the agreement) that adversely affect the officer are taken. Under the agreement, the officer must remain employed with us for six months following the first potential change in control.

        These agreements help ensure that we will have the benefit of these officers' services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our shareholders and the company.

        The benefits under the agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to three times the officer's annual base salary and target incentive pay, less any severance pay that the officer receives under the severance pay policy for Executive Officers, which is currently the amount of the officer's annual base salary;

  •
  vacation pay according to our vacation policy;

  •
  any earned but unpaid bonus under the Key Executive Performance Plan (or any substitute plan) for the year preceding termination;

  •
  an award under the Key Executive Performance Plan (or any substitute plan) equal to the greater of:

  (a)
  the officer's target award prorated through the month in which the officer is terminated; or

  (b)
  the actual award through the end of the month prior to termination based upon the award criteria for the applicable plan, prorated through the month in which the officer is terminated;

  •
  benefits under the Supplemental Early Retirement Plan; and

  •
  additional retirement and other employee benefits.

        The agreements provide four additional benefits. First, we will maintain for up to one year all employee benefit plans and programs in which the officer was entitled to participate immediately prior to termination or we will substitute similar arrangements. Second, we will maintain our participation in the Split-Dollar Life Insurance Plan until the officer's insurance policy under that plan, if any, is fully paid. Third, we will pay legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments.

        The estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the agreement based on 2002 compensation figures (in excess of the benefits to which the officer is entitled without the agreement) is:

• George J. Harad	$6,060,336
• Christopher C. Milliken	2,667,370
• Theodore Crumley	2,314,301
• John W. Holleran	2,988,970
• John C. Bender	1,964,965

(Payments which would be made subsequent to the termination date have been discounted as of December 31, 2002, at a rate of 3.65%, according to the requirements of Section 280G of the Internal Revenue Code.) Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock.

        Each agreement is effective until December 31, 2005. The agreements are automatically extended each January 1 for a new three-year period, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

Deferred Compensation and Benefits Trust

        The company has established a deferred compensation and benefits trust. This trust is intended to ensure that participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements will receive the benefits they have earned in the event of a change in control of the company (as defined in the plans and the agreements). The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements. If a potential change in control occurs, the trust will be revocably funded. If an actual change in control occurs, the trust will be irrevocably funded and will pay benefits to participants in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If the company becomes bankrupt or insolvent, the trust assets will be accessible to the claims of the company's creditors.

Indemnification

        To the extent that Delaware law permits, we will indemnify our directors and officers against liabilities they incur in connection with actual or threatened proceedings to which they are or may become parties and which arise from their status as directors and officers. We insure, within stated limits, the directors and officers against these liabilities. The aggregate premium on the insurance policies for 2002 was $749,076.

 Other Information

Shareholder Proposals for the 2004 Annual Meeting

        If you wish to submit a proposal to be included in our 2004 proxy statement, we must receive it no later than November 12, 2003.

        All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 26, 2004. According to our bylaws, your notice must include:

  •
  a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  the class and number of shares of our stock which you beneficially own; and

  •
  any material interest you have in the business to be brought before the meeting.

        The chairperson of the meeting may disregard any business not properly brought before the meeting according to our bylaws.

Shareholder Nominations for Directors

        If you wish to suggest a nominee for the Governance Committee's consideration, write to Karen E. Gowland, vice president and corporate secretary, 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728. You should describe in detail your proposed nominee's qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

        The Governance Committee will consider director nominees from shareholders for election at the annual shareholders meeting if our corporate secretary receives a written nomination not less than 30 days or more than 60 days in advance of the meeting. According to our bylaws, your notice of nomination must include:

  •
  your name and address;

  •
  each nominee's name, age, and address;

  •
  each nominee's principal occupation or employment;

  •
  the number of shares of our stock that the nominee beneficially owns;

  •
  the number of shares of our stock that you beneficially own;

  •
  any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

  •
  each nominee's executed consent to serve as our director if elected.

        The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

Boise's Annual Report on Form 10-K

        We are mailing you our 2002 Form 10-K with this proxy statement. Additional copies of our Annual Report on Form 10-K can be obtained at no charge from our Corporate Communications Department, 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728, 208/384-7990. Our SEC filings, including our 2002 Form 10-K, are available online, at no charge, at www.bc.com, Investor Relations, SEC filings, or through the Securities and Exchange Commission's website at www.sec.gov.

        We request that you promptly sign, date, and return the enclosed proxy so that it will be available for use at the meeting.

                      Karen E. Gowland
                       Vice President
                      and Corporate Secretary

March 12, 2003

This Notice and Proxy Statement is printed on
Lightweight Opaque paper produced by
Boise's papermakers at its St. Helens, Oregon, mill.
Boise is a trademark of Boise Cascade Corporation.

PROXY	Annual Meeting of Shareholders, April 17, 2003 1111 West Jefferson Street (83702) PO Box 50 Boise, Idaho 83728

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shareholder's Boise Cascade Corporation stock held on February 24, 2003, at the company's annual meeting to be held on April 17, 2003, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposals 2, 3, and 4, and AGAINST proposal 5.

1.	Election of Directors:	Richard R. Goodmanson Donald S. Macdonald	Edward E. Hagenlocker Jane E. Shaw	George J. Harad
	☐ FOR all nominees (except as you may indicate otherwise)	☐ WITHHOLD AUTHORITY for all nominees	☐ WITHHOLD AUTHORITY for the following nominee(s) only:

2.	Adopt the 2003 Boise Incentive and Performance Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Adopt the 2003 Director Stock Compensation Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Appointment of KPMG LLP as independent auditors for 2003.	☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Shareholder proposal regarding indexed stock option grants to senior executives.	☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposals 2, 3, and 4 will receive FOR votes and proposal 5 will receive an AGAINST vote.

This card provides voting authority for all beneficial holdings of Boise Cascade Corporation shares.

Please sign exactly as your name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.

Signature of Shareholder	Date
Signature of Shareholder	Date

Forward this card to D. F. King (solicitor) or to Corporate Election Services (independent tabulator),
P.O. Box 1150, Pittsburgh, PA 15230

Backer for 10-965a 2/2003

Dear Shareholder:

The Boise Cascade Corporation annual meeting of shareholders will be held at the Powerhouse Event Center, 621 South 17th Street, in Boise, Idaho, at noon, Mountain daylight time, April 17, 2003. Shareholders of record on February 24, 2003, are entitled to vote by proxy, before or at the meeting.

Shareholders of record, including those holding shares in the Dividend Reinvestment Plan, may use the proxy card at the bottom of this page to designate proxies. As "named fiduciaries," participants in the Boise Cascade Corporation stock funds of the employee savings plans may also use this proxy card to instruct the plan trustee on how to vote. The trustee will vote any shares in the employee savings plans that are unvoted or unallocated in the same proportion as the shares voted by the participants.

Corporate Election Services, Inc., an independent tabulator, will receive and tabulate individual proxy/voting instruction cards.

Please indicate your voting preferences on the card, sign and date the card, and return it to the independent tabulator in the envelope provided. Your votes are confidential.

Thank you.

(fold and tear along perforation)

1/24/03

PROXY AND VOTING INSTRUCTION CARD THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Boise Cascade Corporation Annual Meeting of Shareholders April 17, 2003

The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all the shareholder's Boise Cascade Corporation stock held on February 24, 2003, at the company's annual meeting to be held on April 17, 2003, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. If the shareholder is a current or former company employee, this card also provides voting instructions to the Trustee for shares held in any Boise Cascade Corporation employee savings plans.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposals 2, 3, and 4 will receive FOR votes and proposal 5 will receive an AGAINST vote.

Signature of Shareholder	Date
Signature of Shareholder	Date
You must sign as your name appears in the account registration printed to the left.
Forward this card to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230

1/24/03

PROXY AND VOTING INSTRUCTION CARD The Board of Directors recommends a vote FOR all nominees listed below.				Boise Cascade Corporation Annual Meeting of Shareholders April 17, 2003
1.	Election of Directors:	Richard R. Goodmanson Donald S. Macdonald	Edward E. Hagenlocker Jane E. Shaw	George J. Harad
	☐ FOR all nominees (except as you may indicate otherwise)	☐ WITHHOLD AUTHORITY for all nominees	☐ WITHHOLD AUTHORITY for the following nominee(s) only:

Directors Recommend
2.	Adopt the 2003 Boise Incentive and Performance Plan.	FOR	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Adopt the 2003 Director Stock Compensation Plan.	FOR	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Appointment of KPMG LLP as independent auditors for 2003.	FOR	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Shareholder proposal regarding indexed stock option grants to senior executives.	AGAINST	FOR ☐	AGAINST ☐	ABSTAIN ☐

ANNUAL MEETING OF SHAREHOLDERS, APRIL 17, 2003

PROXY FOR THE
CONVERTIBLE PREFERRED STOCK, SERIES D

BOISE CASCADE CORPORATION	•	1111 West Jefferson Street P.O. Box 50 Boise Idaho 83728-0001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The trustee signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shares of Boise Cascade Corporation stock held of record by the trustee on February 24, 2003, at the company's annual meeting to be held on April 17, 2003, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposals 2, 3, and 4, and AGAINST proposal 5.

1.	Election of Directors:	Richard R. Goodmanson Edward E. Hagenlocker George J. Harad	Donald S. Macdonald Jane E. Shaw
		FOR	WITHHOLD
Richard R. Goodmanson

Edward E. Hagenlocker

George J. Harad

Donald S. Macdonald

Jane E. Shaw

2.	Adopt the 2003 Boise Incentive and Performance Plan:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

3.	Adopt the 2003 Director Stock Compensation Plan:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

4.	Appointment of KPMG LLP as independent auditors for 2003:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

5.	Shareholder proposal regarding indexed stock option grants to senior executives:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

This proxy will be voted according to your instructions. If you sign and return this proxy but do not vote on these matters, then the nominees and proposals 2, 3, and 4 will receive FOR votes and proposal 5 will receive an AGAINST vote. You, as trustee, must sign and return this proxy for the Plan shares to be counted.

This proxy provides voting authority for all holdings of Boise Cascade Corporation Convertible Preferred Stock, Series D (ESOP).

Please sign exactly as the name appears below, including your full title as trustee.

STATE STREET BANK AND TRUST COMPANY, as trustee for the Boise Cascade Corporation Savings and Supplemental Retirement Plan and Employee Stock Ownership Plan.	4,247,012.501 Shares

Date: April     , 2003

Signature of Trustee

Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954